Exhibit 10.1, Form 8-K
                                                  Kansas City Life
                                                  Insurance Company





COINSURANCE AND SERVICING AGREEMENT

between the

SECURITY BENEFIT LIFE INSURANCE COMPANY

TOPEKA, KANSAS

(referred to as the Company)

and
KANSAS CITY LIFE INSURANCE COMPANY

 KANSAS CITY, MISSOURI

(referred to as the Reinsurer)












September 4, 1997









TABLE OF CONTENTS


ARTICLE 1       1
DEFINITIONS     1
1.1 ACCOUNTING  1
1.2 AFFILIATE AUTHORIZED INVESTMENTS    2                       2
1.3 AUTHORIZED INVESTMENTS      2                               2
1.4 CEDING COMMISSION   2                                       2
1.5 CLOSING     2                                                       2
1.6 CLOSING DATE        2                                               2
1.7 EFFECTIVE DATE      2
1.8 EFFECTIVE DATE ACCOUNTING   2
1.9 ESTIMATED SETTLEMENT AMOUNT 2
1.10 EXTRA CONTRACTUAL OBLIGATIONS      2
1.11 INTERIM MONTHLY  ACCOUNTING        3
1.12 QUARTERLY  ACCOUNTING      3
1.13 PERSON     3
1.14 POLICIES   3
1.15 POLICY LIABILITIES 3
1.16 POLICYHOLDERS      4
1.17 REINSURANCE TRUST AGREEMENT        4
1.18 REQUIRED BALANCE   4
1.19 RESERVES   4
1.20 SECURITY TRUST     4
1.21 SERVICE TRANSFER DATE      4
1.22 TERMINAL ACCOUNTING        4
1.23 TERMINATION DATE   5
1.24 THIRD-PARTY REINSURANCE AGREEMENTS 5
1.25 TRUE-UP ACCOUNTING 5
1.26 SELLING AGREEMENTS 5

ARTICLE 2       5
BASIS OF COINSURANCE AND BUSINESS COINSURED     5
2.1 COINSURANCE 5
2.2 REINSTATEMENTS, CONVERSIONS AND EXCHANGES   5
2.3 DIVIDENDS AND NON-GUARANTEED POLICY PROVISIONS      5
2.4 RESERVES    6
2.5 RETROCESSIONS BY THE REINSURER      6
2.6 ASSESSMENTS 6
2.7 ASSIGNMENT OF SELLING AGREEMENTS    6

ARTICLE 3       6
ACCOUNTINGS AND TRANSFER OF ASSETS      6
3.1 EFFECTIVE DATE ACCOUNTING   6
3.2 TRANSFER OF ASSETS  7
3.3 CEDING COMMISSION   7
3.4 FUNDING OF SECURITY TRUST   7
3.5 TRUE-UP ACCOUNTING  7
3.6 POST-CLOSING TRANSFERS      7
3.7 INTERIM MONTHLY  ACCOUNTINGS        7
3.8 QUARTERLY ACCOUNTINGS       7
3.9 QUARTERLY PAYMENTS  7
3.10 ADJUSTMENTS        8
3.11 DELAYED PAYMENTS   8
3.12 OFFSET OF PAYMENTS 8
3.13 THIRD-PARTY REINSURANCE    8
3.14 PREMIUM TAXES      8

ARTICLE 4       9
POLICY ADMINISTRATION   9
4.1 INTERIM SERVICING   9
4.2 COMPANY'S SERVICE FEES      9
4.3 TRANSFER OF SERVICING OBLIGATIONS   9
4.4 LEVEL OF PERFORMANCE        11
4.5 COMPLIANCE WITH LAW 11
4.6 REGULATORY MATTERS  11
4.7 TRANSMITTAL OF PREMIUM PAYMENTS AND NOTICES BY COMPANY      11
4.8 TRANSMITTAL OF NOTICES BY REINSURER 11
4.9 SETTLEMENT AND DEFENSE OF CLAIMS    11
4.10 BANK ACCOUNTS      12
4.11 CONVERSIONS AND EXCHANGES  12
4.12 THIRD-PARTY ADMINISTRATORS 12
4.13 POLICY CHANGES     12

ARTICLE 5       13
SECURITY TRUST  13
5.1 ESTABLISHMENT OF THE SECURITY TRUST 13
5.2 REQUIRED BALANCE    13
5.3 INVESTMENT OF TRUST ASSETS  13
5.4 WITHDRAWALS FROM THE SECURITY TRUST 13

ARTICLE 6       14
REPRESENTATIONS AND WARRANTIES OF THE COMPANY   14
6.1 ORGANIZATION AND STANDING   14
6.2 AUTHORIZATION AND VALIDITY  14
6.3  TITLE TO ANY CONSIDERATION OTHER THAN CASH 14
6.4 LITIGATION  14
6.5 COMPLETE AND ACCURATE DISCLOSE      15
6.6 INFORMATION PROVIDED TO ERNST & YOUNG      15
6.7 THIRD PARTY REINSURANCE     15

ARTICLE 7       15
REPRESENTATIONS AND WARRANTIES OF THE REINSURER 15
7.1 ORGANIZATION AND STANDING   15
7.2 AUTHORIZATION AND VALIDITY  15
7.3 PERFORMANCE UNDER SELLING AGREEMENTS        15

ARTICLE 8       16
RECORDS 16
8.1 RECORDS     16
8.2 AUDITS      16
8.3 MAILING LISTS       16

ARTICLE 9       16
OVERSIGHTS, ERRORS AND OMISSIONS        16

ARTICLE 10      17
CONDITION PRECEDENT     17

ARTICLE 11      17
DUTY OF COOPERATION     17


ARTICLE 12      17
DAC TAX 17
12.1 REIMBURSEMENT PAYMENTS     17
12.2 PROCEDURES 17

ARTICLE 13      18
INDEMNIFICATION 18
13.1 INDEMNIFICATION BY THE COMPANY     18
13.2 INDEMNIFICATION BY THE REINSURER   19
13.3 NOTICE OF CLAIM    19
13.4 OPPORTUNITY TO DEFEND      19

ARTICLE 14      20
DISPUTE RESOLUTION      20
14.1 ANY OTHER DISPUTES OVER CALCULATIONS       20
14.2 ARBITRATION        20

ARTICLE 15      21
INSOLVENCY      21

ARTICLE 16      22
DURATION AND RECAPTURE  22
16.1 DURATION   22
16.2 REINSURER'S LIABILITY      22
16.3 TERMINATION FOR NONPAYMENT OF AMOUNTS DUE  22
16.4 RECAPTURE  22
16.5 RBC CALCULATIONS   23
16.6 EXERCISE OF RECAPTURE RIGHTS       23
16.7 SURVIVAL   23

ARTICLE 17      23
PAYMENT UPON TERMINATION OR RECAPTURE   23
17.1 TERMINAL ACCOUNTING        23
17.2 SETTLEMENT OF ACCOUNTS     23
17.3 SUPPLEMENTARY ACCOUNTING AND SETTLEMENT    24

ARTICLE 18      24
MISCELLANEOUS   24
18.1 FINANCIAL STATEMENT CREDIT 24
18.2 ADMITTED ASSETS    24
18.3 NOTICES    24
18.4 CONFIDENTIALITY    25
18.5 ENTIRE AGREEMENT   25
18.6 WAIVERS AND AMENDMENTS     25
18.7 NO THIRD PARTY BENEFICIARIES       26
18.8 ASSIGNMENT 26
18.9 GOVERNING LAW      26
18.10 COUNTERPARTS      26
18.11 SEVERABILITY      26
18.12 SCHEDULES, EXHIBITS AND PARAGRAPH HEADINGS        26
18.13 EXPENSES  26
18.14 USE OF NAME       26
18.15 PRESERVATION OF BUSINESS  26


SCHEDULE 1.14   29
IDENTIFICATION OF POLICIES      29

SCHEDULE 1.15   30
BY-LAW PROVISIONS REGARDING FRATERNAL CERTIFICATES      30
ARTICLE VII - FRATERNAL CERTIFICATES    30

SCHEDULE 1.23   34
THIRD-PARTY REINSURANCE AGREEMENTS      34

SCHEDULE 3.1    36
FORM OF EFFECTIVE DATE ACCOUNTING       36

SCHEDULE 3.7    37
INTERIM MONTHLY ACCOUNTING      37

SCHEDULE 3.8    38
QUARTERLY ACCOUNTING    38

SCHEDULE 4.11   39
CONVERSION PLANS        39

SCHEDULE 6.4    40
DISCLOSURE OF LITIGATION AND COMPLAINTS 40

SCHEDULE 16.6   41
RECAPTURE FEE   41


        THIS COINSURANCE AND SERVICING AGREEMENT (the "Agreement") is made by and between Security Benefit Life Insurance Company, a Kansas-domiciled mutual life insurance company (the "Company") and Kansas City Life Insurance Company, a Missouri-domiciled stock life insurance company(the "Reinsurer").

        WHEREAS,    the   Company   has   issued   certain    traditional    and
interest-sensitive life insurance policies and fraternal certificates and has coinsured or assumed certain other traditional and/or interest sensitive life insurance policies from certain of its present and former affiliates;

        WHEREAS, the Company has issued and will continue to issue certain group life insurance policies which permit certificate holders to convert their group coverage to individual life insurance policies subject to certain terms and conditions;

        WHEREAS, the Company has issued and will continue to issue certain variable life insurance policies which permit policyholders to exchange their policies for certain non-variable life insurance policies subject to certain terms and conditions;

        WHEREAS, the Company desires to sell, transfer and cede or retrocede on an indemnity basis all of its obligations and risks in connection with its traditional and interest-sensitive life insurance policies, fraternal certificates, the conversion policies issued to certificate holders under its group life insurance policies and the exchange policies issued to policyholders under its variable life insurance policies (including conversion and exchange policies that it may issue hereafter), and the Reinsurer desires to purchase, acquire and reinsure such obligations and risks on an indemnity basis; and

        WHEREAS, the Company will undertake to provide the Reinsurer with certain administrative and support services with respect to the business coinsured hereunder for a limited period of time following the closing under this Agreement, and thereafter the Reinsurer will undertake and assume full responsibility for such administrative and support services.

        NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Reinsurer agree as follows:

ARTICLE 1
DEFINITIONS

        Capitalized terms used in this Agreement, but not defined in this
Article 1, shall have the meaning given them in the other provisions of this Agreement. The following capitalized terms shall have the meanings set forth below when used in this Agreement:

        1.1 Accounting[mc2]. "Accounting" shall mean a True-Up Accounting, an Interim Monthly Accounting or a Quarterly Accounting, as applicable.

     1.2 Affiliate. "Affiliate" shall mean a Person controlling, controlled by or under common control with another Person. The term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of proxies, by contract other than a commercial contract for goods or non-management services, or otherwise. 1.3 Authorized Investments. "Authorized Investments" shall mean those assets that may be held within the Security Trust in accordance with the terms and conditions of Section 2.03(a) of the Reinsurance Trust Agreement. 1.4 Ceding Commission. "Ceding Commission" shall mean $ 62,400,000.

     1.5  Closing.   "Closing"  shall  mean  the  closing  of  the  transactions contemplated by this Agreement, including the payment of the Ceding Commission and the transfer of the Estimated Settlement Amount.

1.6 Closing Date. "Closing Date" shall mean the date mutually agreed upon by the parties upon which Closing occurs.

     1.7 Effective Date. "Effective Date" shall mean the date upon which thecoinsurance of the Policies by the Reinsurer under the terms of this Agreement shall be effective, which shall be 12:01 a.m. Central time, on April 1, 1997.

     1.8 Effective Date Accounting. "Effective Date Accounting" shall mean the accounting delivered by the Company to the Reinsurer on or before the Closing Date, which sets forth the Estimated Settlement Amount payable to the Reinsurer on the Closing Date. Such accounting shall set forth all Policy Liabilities and related assets, as estimated under statutory accounting principles as of the Effective Date.

     1.9 Estimated Settlement Amount. "Estimated Settlement Amount" shall mean the amount of the cash payment to be made by the Company to the Reinsurer at Closing, as calculated pursuant to Section 3.1.

     1.10 Extra Contractual Obligations. "Extra Contractual Obligations" shall mean all liabilities or obligations relating to the Policies, other than those arising under the express terms and conditions of the Policies, including, without limitation, any liability for punitive, exemplary, special or any other form of extra contractual damages, relating to the Policies, which liability arises from any act, error or omission, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (a) the marketing, underwriting, production, issuance, cancellation or administration of the Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Policies, (c) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies, or
(d) any advice given concerning tax or other matters relating to the Policies . The definition of "Extra Contractual Obligations" includes fines, penalties and other regulatory sanctions which may be imposed against the Company resulting from the standards and practices employed by the Company or its agents in connection with the marketing of the Policies; provided however, "Extra Contractual Obligations" does not include fines, penalties and other regulatory sanctions resulting solely and directly from the Company's failure, if any, to comply with state law relating to the filing and approval of the policy forms on which the Policies were issued.

     1.11 Interim Monthly Accounting. "Interim Monthly Accounting" shall mean an accounting prepared in accordance with statutory accounting principles and delivered by the Company to the Reinsurer between the last Monthly Accounting included in the Estimated Settlement Amount and the Service Transfer Date in accordance with the provisions of Section 3.7.

     1.12 Quarterly Accounting. "Quarterly Accounting" shall mean an accounting prepared in accordance with statutory, accounting principles and delivered by the Reinsurer to the Company between the Service Transfer Date and the Termination Date in accordance with the provisions of Section 3.8.

     1.13  Person.  "Person"  means  an  individual,  corporation,  partnership, limited liability company, firm, joint venture, association, joint-stock company, unincorporated organization, governmental or regulatory authority or other entity.

     1.14 Policies. "Policies" shall mean the binders, endorsements, riders, policies, certificates (including fraternal certificates) and contracts of insurance issued through December 31, 1997, including all renewals, extensions and conversions thereof, identified by a brief description of policy types and the administrative plan codes for the Policies in Schedule 1.14 hereto, other than any binder, endorsement, rider, policy, certificate or contract of insurance that is the subject of litigation pending on the Closing Date. The Company will provide an updated Schedule 1.14 within 30 days of the Closing Date which identifies all of the Policies conveyed by policy form number. The "Policies" shall include, regardless of when issued, (a) all individual life insurance policies issued pursuant to the conversion provision of the Company's group life insurance policies and (b) all non-variable life insurance policies issued pursuant to the exchange provisions of the Company's variable life insurance policies, which are listed in schedule 4.11 to this Agreement or to which KCL may later agree may be issued as conversion or exchange policies.


     1.15 Policy Liabilities. "Policy Liabilities" shall mean any and all of the Company's gross risks, liabilities and obligations, based upon or arising out of the Policies including, but not limited to, gross risks, liabilities and obligations for (a) claims or losses in respect of the Policies, including Extra Contractual Obligations, and any attorneys' fees related to such claims or losses; (b) commissions, fees, other payments due to, or claims made by, any agent, general agent, manager, broker, producer or any other person who marketed or produced the Policies including claims made under the Selling Agreements pursuant to which the Policies were sold; (c) any premiums or other amounts payable under the Third-Party Reinsurance Agreements; (d) premium taxes or assessments in connection with participation by the Company, whether involuntary or voluntary, in any guaranty fund established or governed by any state or jurisdiction arising on account of premiums paid at any time under the Policies;
(e) returns or refunds of premiums (irrespective of when due) under the Policies; and (f) policyholder dividends declared at any time by the Company on participating Policies. With respect to the fraternal certificates included among the Policies, "Policy Liabilities" shall include, but not be limited to, any and all of the Company's gross risks, liabilities and obligations, based upon or arising out of the terms and conditions of coverage under such fraternal certificates specified in Article VII of the Company's By-Laws and set forth in
Schedule 1.15 attached hereto.

     1.16 Policyholders. "Policyholders" shall mean the individuals for whom insurance coverage is provided under the Policies.

     1.17 Reinsurance Trust Agreement. "Reinsurance Trust Agreement" shall mean the trust agreement governing the Security Trust, entered into between the parties on September 4, 1997.

     1.18 Required Balance. "Required Balance" shall mean one hundred percent (100%) of the amount equal to the Reserves on the Policies plus (a) gross advance premiums, (b) the liability for cost of collection in excess of loading and (c) the liability for unearned policy loan interest; less (w) the net due and deferred premium assets, (x) policy loans, (y) the asset for agents' balances and (z) the credit attributable to Third-Party Reinsurance. Amounts
(a), (b), (c), (w), (x), (y) and (z) in this calculation shall be determined in accordance with the methodologies used by the Reinsurer to calculate such amounts for purposes for its statutory financial statements in accordance with prescribed or permitted statutory accounting principles.

        1.19 Reserves. "Reserves" shall mean the sum of all the reserves and liabilities required to be maintained by the Company for the Policies, calculated consistent with (a) the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under the law of each state in which the Policies were issued or delivered, and (b) otherwise in accordance with the methodologies used by the Reinsurer to calculate the reserves and liabilities for the Policies in accordance with prescribed or permitted statutory accounting principles and sound actuarial principles and any valuation basis and methods of determining reserves as provided in the Policy forms.
     1.20 Security Trust. "Security Trust" shall mean the trust account established with a United States financial institution acceptable to the Company for the purpose of securing the Reinsurer's obligations to the Company with respect to the Policy Liabilities reinsured hereunder.

     1.21 Service Transfer Date. "Service Transfer Date" shall mean the date on which the Reinsurer commences to administer the Policies (whether using the Company's or the Reinsurer's computer systems) in accordance with the terms and conditions of the Agreement. The Service Transfer Date shall be a date mutually agreed upon by the parties, which shall be no later than six (6) months after the Closing Date.

     1.22 Terminal Accounting. "Terminal Accounting" shall mean the accounting delivered by the Reinsurer to the Company, providing for the settlement between the parties upon termination of this Agreement and/or recapture of the Policies reinsured hereunder.

     1.23 Termination Date. "Termination Date" shall mean the earlier of (a) effective date of recapture pursuant to any notice of recapture given under this Agreement and (b) the effective date of termination pursuant to any notice of termination given under this Agreement, or such other date as the parties may mutually agree in writing.

     1.24   Third-Party   Reinsurance   Agreements.   "Third-Party   Reinsurance
Agreements" shall mean the reinsurance agreements listed on Schedule 1.24 hereto under which the Company has ceded liabilities with respect to the Policies.

     1.25 True-Up Accounting. "True-Up Accounting" shall mean the accounting delivered by the Company to the Reinsurer within fifteen (15)business days following the month end immediately after the Closing Date, reflecting adjustments (if any) to the Estimated Settlement Amount paid to the Reinsurer on the Closing Date.

     1.26 Selling Agreements. "Selling Agreements" shall mean (a) any written contract and commission schedules thereto, as amended, and (b) any and all promotional programs offered by the Company as routinely administered by the Company, pursuant to which the Company marketed and sold the Policies.

ARTICLE 2
BASIS OF COINSURANCE AND BUSINESS COINSURED

     2.1 Coinsurance. Subject to the terms and conditions of this Agreement, the Company hereby cedes or retrocedes, as the case may be, on a coinsurance basis to the Reinsurer as of the Effective Date, and the Reinsurer hereby accepts and agrees to reinsure as of the Effective Date, one hundred percent (100%) of all Policy Liabilities arising under or relating to the Policies.

        2.2 Reinstatements, Conversions and Exchanges. The Policies reinsured shall include (a) all lapsed or surrendered Policies reinstated in accordance with their terms on and after the Effective Date, and (b) all Policies issued on and after the Effective Date, pursuant to (i) any conversion rights provided under the terms of any group insurance contract issued at any time by the Company or (ii) any option provided under the terms of any variable life insurance contract issued at any time by the Company for the exchange of such contract for a non-variable life insurance contract. Upon the reinstatement of any lapsed or surrendered Policy or the issuance of any conversion or exchange Policy, such Policy shall be automatically reinsured hereunder.

     2.3 Dividends and Non-Guaranteed Policy Provisions. After the Effective Date, the Reinsurer shall: (a) set policyholder dividends for the participating Policies, and (b) establish nonguaranteed elements of the Policies, including without limitation credited interest rates and cost of insurance. The Reinsurer shall base its decisions with respect to policyholder dividends on its actual experience with the Policies. Upon request of the Reinsurer, the Company shall declare dividends and adopt nonguaranteed elements as recommended by the Reinsurer, provided they are not unreasonable.

     2.4 Reserves. On and after the Closing Date, the Reinsurer shall establish and maintain a liability on its statutory financial statements not less than the Reserves for the Policies maintained by the Company, from time to time, on the Company's statutory financial statements.

        2.5 Retrocessions by the Reinsurer. Without the prior written consent of the Company, the Reinsurer shall not retrocede any portion of the Policy Liabilities reinsured hereunder; provided, however, that nothing in this Section
2.5 shall be construed as a restriction on the assignment of the Third-Party Reinsurance to the Reinsurer. Aside from the Third-Party Reinsurance, no retrocession by the Reinsurer of any portion of the Policy Liabilities reinsured hereunder shall be considered in the calculation of the Required Balance of the Security Trust.

     2.6 Assessments. In accordance with the provisions of Section 2.1, the Reinsurer shall reimburse the Company for any assessments to the Company by state guaranty or insolvency or similar funds to the extent that such assessments are allocable to the Policies. If at any time the Company shall subsequently recover any such assessment that has been reimbursed by the Reinsurer (a "Subject Assessment") by means of tax credits or otherwise, the portion of any such recovery received or otherwise realized by the Company that is attributable to the Subject Assessments shall be promptly reimbursed by the Company to the Reinsurer. In determining the amount of any recovery of assessments that is attributable to a Subject Assessment, the Company shall employ reasonable procedures for estimating the amount of any such recovery by the Company that is allocable to each assessment previously paid by the Company.

        2.7 Assignment and Assumptions of Selling Agreements. Effective on the Closing Date, the Company hereby assigns, and the Reinsurer hereby accepts and assumes, all of the Company's rights and liabilities under the Selling Agreements relating to the Policies, regardless of when such rights or obligations arose or might arise, including, but not limited to, the continued obligation to pay any and all compensation due or to become due to agents in connection with the sale, renewal and servicing of the Policies. "Reinsurer will process agent licensing and appointments renewals if and as required in connection with the payment of compensation under the Selling Agreements and to bear the cost thereof."

ARTICLE 3
ACCOUNTINGS AND TRANSFER OF ASSETS

     3.1 Effective Date Accounting. On the Closing Date, the Company shall deliver to the Reinsurer the Effective Date Accounting, setting forth the calculation of the Estimated Settlement Amount due Reinsurer at Closing in substantially the form of Schedule 3.1 hereto.


     3.2 Transfer of Assets. On the Closing Date, the Company shall pay the Estimated Settlement Amount to the Reinsurer in cash.

     3.3 Ceding Commission. On the Closing Date, the Reinsurer shall pay the Company a Ceding Commission in the form of a credit against the Estimated Settlement Amount, as set forth in Exhibit 3.1 hereto.

     3.4 Funding of Security Trust. On the Closing Date, the Reinsurer shall deposit in the Security Trust assets having an aggregate book value equal to or greater that the Required Balance as of such date. All assets deposited in the Security Trust by the Reinsurer shall qualify as Authorized Assets eligible for deposit in the Security Trust under the terms and conditions of Section 2.03(a) of the Reinsurance Trust Agreement.

     3.5 True-Up Accounting. Within fifteen (15) business days following the month end immediately after the Closing Date, the Company shall deliver to the Reinsurer the True-Up Accounting, reflecting any adjustment to the Estimated Settlement Amount appropriate in the light of data produced and calculations made subsequent to the Closing Date.

     3.6 Post-Closing Transfers. The Company shall promptly remit to the Reinsurer the premiums and interest (if any) paid to the Company under the reinstated, conversion and exchange Policies reinsured hereunder on or after the Effective Date, as well as any reserves established by the Company for such policies.

     3.7 Interim Monthly Accountings. Between the Closing Date and the Service Transfer Date, the Company shall provide the Reinsurer with an Interim Quarterly Accounting as of the end of the applicable quarter, based on the information set forth in Schedule 3.7 hereto, no later than fifteen (15) business days after the end of such quarter.

     3.8 Quarterly Accountings. Between the Service Transfer Date and the Termination Date, the Reinsurer shall provide the Company with a Quarterly Accounting as of the end of the applicable quarter, based on the information set forth in Schedule 3.8 hereto, no later than fifteen (15) business days after the end of such quarter.

        3.9 Quarterly Payments. If the True-Up Accounting or an Interim Quarterly Accounting reflects a balance due either party, that balance shall be paid in cash to such party with the delivery of the Accounting if it is due the Reinsurer and within five (5) business days of such delivery if it is due the Company. If any True-Up Accounting, Interim Quarterly Accounting or Quarterly Accounting reflects a deficit in the Required Balance of the Security Trust as of the date of such Accounting, the Reinsurer shall make a cash deposit in the Security Trust of no less than the amount of the deficit on or before the date of delivery of any such Quarterly Accounting or within five (5) business days of the delivery of any such True-Up Accounting or Interim Quarterly Accounting. If any True-Up Accounting, Interim Quarterly Accounting or Quarterly Accounting reflects an excess over the Required Balance of the Security Trust as of the date of such Accounting, the Reinsurer may withdraw, subject to the terms and conditions of the Reinsurance Trust Agreement, no more than the amount of the excess upon receiving any such True-Up Accounting or Interim Quarterly Accounting or no sooner than fifteen (15) business days after the date of delivery of any such Quarterly Accounting; provided, however that if (a) the Company provides written notice to the Reinsurer and the trustee of the Security Trust of the Company's objection to the Reinsurer's calculation (as reflected in any Quarterly Accounting) of an excess over the Required Balance of the Security Trust and (b) such notice is delivered to the trustee prior to the withdrawal of assets from the Security Trust by the Reinsurer in accordance with such Quarterly Accounting, the trustee shall not permit the withdrawal by the Reinsurer of any amount in dispute unless and until the Company advises the trustee in writing of the amount of the trust assets that may be withdrawn by the Reinsurer.

     3.10 Adjustments. In the event that subsequent data or calculations require revision of the Effective Date Accounting or any subsequent Accounting, the required revision and any appropriate payments thereunder shall be made by the applicable party within five (5) business days after the parties mutually agree as to the appropriate revision.

     3.11 Delayed Payments. If either party refuses to make any payment due under this Agreement, or which may be found due after arbitration, interest will accrue on such payment at the one month London Interbank Offering Rate (LIBOR) plus 5%. Such interest amount may be included in any arbitration award. For purposes of this Section 3.11, a payment will be considered overdue, and interest will begin to accrue, on the date which is five (5) business days after the date such payment is due or is found to have been due in an arbitration judgment.

     3.12 Offset of Payments. In addition to any other remedies provided under this Agreement, and subject to the procedures contained in this Article 3, each party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, due from one party to the other party under this Agreement, regardless of any insolvency of either party.

     3.13 Third-Party Reinsurance. Subject to receipt of all necessary consents from reinsurers and on terms mutually agreeable to the parties, the Company shall assign to the Reinsurer all of its rights and interests under the Third-Party Reinsurance Agreements, and the Reinsurer shall assume all of the Company's liabilities and obligations under the Third-Party Reinsurance Agreements. Such assignment shall become effective upon the Closing of the transactions contemplated hereunder.

        3.14 Premium Taxes. The Reinsurer shall pay the Company on a quarterly basis an amount equal to two percent (2%) of the gross premiums on the Policies collected by the Reinsurer, as an advance against the Reinsurer's liabilities for premium taxes with respect to premiums paid on the Policies. Amounts payable pursuant to this Section 3.14 shall be reflected on the Interim Quarterly Accountings and Quarterly Accountings delivered hereunder and shall be paid pursuant to the provisions of Sections 3.9 and 3. 10. After the end of each calendar year falling within the term of this Agreement, the Company shall provide the Reinsurer with an accounting of its actual premium tax liability with respect to the Policies. If such accounting reflects a balance due the Reinsurer, it shall be paid in cash with the accounting. If it reflects a balance due the Company, the Reinsurer shall pay such balance in cash to the Company within five (5) business days of receiving the accounting.


ARTICLE 4
POLICY ADMINISTRATION

     4.1 Interim Servicing. During the period from the Effective Date to the Service Transfer Date, the Company agrees to provide policyholder service for the Policies in a manner that is consistent with its past practice, and to supply to the Reinsurer on a timely basis copies of accounting and other records pertaining to such service when requested by the Reinsurer or required under the terms of this Agreement.

     4.2 Company's Service Fees. In consideration of the Company's performance of such policyholder services during the period from the Effective Date to the Service Transfer Date, the Company shall be compensated by Reinsurer at the following rates:

     $340,000.00 per month for the period beginning on the Effective Date and ending three (3) months after the Closing Date; $385,000.00 per month for the fourth through sixth months following the Closing Date; and $425,000.00 per month commencing with the seventh month following the Closing Date and for each month thereafter.

        On and after the Service Transfer Date, the Company will be compensated by Reinsurer for use of the Company's computer system by Reinsurer, with the consent of the software vendor, to administer the Policies, pending transfer of the Policies to Reinsurer's own computer system, at the rate of four dollars ($4) per policy per year, payable on a monthly basis.

     4.3 Transfer of Servicing Obligations. On and after the Service Transfer Date, the Reinsurer agrees to provide policyholder service for the Policies and to supply to the Company on a timely basis copies of accounting and other records pertaining to such service when requested by the Company or required under the terms of this Agreement. Such service shall include, but not be limited to, the following.

     (a) Preparing and mailing premium notices to Policyholders at a reasonable time in advance of applicable due dates;

     (b) Collecting premiums and other amounts due under the Policies;

     (c) Providing usual and customary services for Policyholders, including, without limitation, paying policyholder dividends declared by the Company, handling policy loans and policy loan requests, providing information concerning the Policies and handling surrenders, partial withdrawals, reinstatements, cancellations and conversions or other changes provided for under the Policies;

     (d) Handling policyholder tax reporting, collection and depositing in connection with the Policies, including, without limitation, the preparation of all Form 1099s and compliance with any and all withholding requirements of the tax laws in connection with payments of benefits and any other amounts due under the Policies. Reinsurance shall indemnify and hold Company harmless from all costs incurred or penalties assessed that are directly caused by erroneous information provided Company by
Reinsurer.

     (e) Handling all matters related to the payment of claims on the Policies, including, without limitation, receipt, processing, investigation, obtaining medical and legal advice, defense and timely payment of death benefits, surrenders and all other claims under the Policies; provided, however, that any lawsuits filed between the Closing Date and the Service Transfer Date shall be immediately transferred to the Reinsurer for defense under section 4.8 of this agreement.

     (f) Maintaining all files necessary or appropriate for administration of the Policies, including, without limitations, system files, policy administration files, financial data, agent and commission files and claims files, all as the parties may from time to time agree;

     (g) Calculating and paying all commissions to agents or brokers entitled thereto(net of any applicable recoupment of debt related to the Policies from such commissions), if any, and complying with any and all withholding requirements of the tax laws in connection therewith;

     (h) Preparation of quarterly and annual financial statement data, where applicable, for inclusion in the Company's statutory financial statements and delivery of such data in a form usable by the Company within twenty (20) calendar days of the end of each quarter or year;

     (i) Administering all Third-Party Reinsurance Agreements including, without limitation, taking all steps necessary to maintain such reinsurance coverage, paying all reinsurance premiums, collecting all reinsurance recoverables due the Company and enforcing all of the Company's other rights under the Third-Party Reinsurance Agreements;

     (j)  Providing  accountings  and  information  to the  Company  pursuant to
Article 3;

     (k) At the written direction of Company, making any rate and form filings required by regulatory authorities in connection with any changes in the Company's policy forms made in accordance with Section 4.13, the issuance of conversion or exchange Policies or otherwise, and using best efforts to obtain necessary regulatory approvals therefor;

(l) Subject to the terms and conditions of Section 2.3, implementing any changes to the non-guaranteed provisions of the Policies;

(m) Subject to the terms and provisions of Section 4.6, handling all regulatory compliance matters in connection with the Policies; and

(n) Timely remittance to the Company of all the information regarding the business ceded hereunder, which information is required in order for the Company to comply with applicable state and federal regulatory requirements.

     4.4 Level of Performance.  The policyholder  services  provided pursuant to
Section 4.3 shall comply with the level of performance reasonably required of an administrator of life insurance policies of the type reinsured hereunder; provided, however, that in no event shall the Reinsurer provide services hereunder which do not meet the standards applicable to the administration of its own policies. The Reinsurer agrees to adhere to any written guidelines and procedures regarding policyholder service as may be agreed by the parties from time to time.

     4.5 Compliance with Law. On and after the Service Transfer Date, the Reinsurer shall be responsible for assuring that the Policies are at all times administered in compliance with all applicable laws and regulations.

        4.6 Regulatory Matters. If the Company or the Reinsurer receive notice of, or otherwise become aware of any regulatory inquiry, investigation or proceeding, relating to the Policies, the Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner; provided, however, that if the parties are unable to reach agreement on the manner in which such a matter is to be resolved, the matter shall be resolved in the manner determined by the Company, subject to the right of Reinsurer to arbitrate any dispute. Nothing in this Section 4.6 will be construed to give the Company authority to bind Reinsurer to any regulatory fine, penalty or other sanction against Reinsurer.

        4.7 Transmittal of Premium Payments and Notices by Company. On and after the Service Transfer Date, the Company shall forward promptly to the Reinsurer
(a) all premium payments for the Policies received by it and (b) all written notices and other written communications received by it relating to the Policies (including, without limitation, all inquiries or complaints from state insurance regulators, agents, brokers and Policyholders, and all notices of claims, suits and actions for which it receives service of process), and shall promptly turn over to the Reinsurer all information which the Company may have in its possession or under its control in connection with such inquiry, complaint, claim, suit, action or service of process.

        4.8 Transmittal of Notices by Reinsurer. On and after the Service Transfer Date, the Reinsurer shall (a) forward promptly to the Company copies of
(i) all written inquiries or complaints regarding the Policies received from state insurance regulators, and (ii) all suits and actions involving the Policies for which it receives service of process, and (b) provide promptly to the Company copies of all information in the Reinsurer's possession or under its control which the Company may request in connection with such inquiry, complaint, service of process or suit.

     4.9 Settlement and Defense of Claims. The Company may make recommendations to the Reinsurer concerning negotiation or litigation strategy and settlement plans. The Reinsurer agrees that it will consider such recommendations in good faith, but the Reinsurer shall not be bound by such recommendations. The Reinsurer shall defend, at its own expense and in the name of the Company when necessary, any action brought on any Policy from and after the Closing Date. The Company shall have the right, at its own expense, to engage its own separate legal representation and to fully participate in the defense of any litigation in which the Company is named as a party.

        4.10  Bank  Accounts.  No later  than the  Service  Transfer  Date,  the
Reinsurer shall establish and maintain one or more bank accounts (the "Bank Accounts") in the Company's name at such bank as may be agreed by the parties, to be used solely in connection with receipts and disbursements with respect to the Policies. Notwithstanding the fact that the Bank Accounts are established and maintained in the Company's name, all right, title and interest in the Bank Accounts and all funds held therein shall remain vested in the Reinsurer, and the Reinsurer shall be responsible for the payment of all taxes with respect to any interest accruing on the funds held in the Bank Accounts. The Reinsurer shall pay any banking fees in connection with the Bank Accounts and shall reconcile the Bank Account balances on a timely basis. Any loss of funds on deposit in the Bank Accounts shall be the responsibility of the Reinsurer.

        4.11 Conversions and Exchanges. On and after the Service Transfer Date, the Reinsurer shall issue under the Company's name (a) all conversion Policies to which Policyholders are entitled upon the exercise of their conversion rights under the terms and conditions of Policies reinsured hereunder and (b) at the Company's written direction, any conversion and exchange Policy which the Company is obligated to issue upon the exercise of conversion or exchange rights under the terms and conditions of any insurance contract issued by the Company. The conversion and exchange Policies issued pursuant to this Section 4.11 shall be issued on the Company's policy forms then filed with and approved by the applicable insurance regulatory authorities. The Company and Reinsurer agree that unless changes are mandated by regulatory authorities, the conversion and exchange policies which Reinsurer shall issue are those which are identified in
Schedule 4.11 to this Agreement, at the rates in effect on the Closing Date or otherwise agreed to by Reinsurer. Aside from issuing conversion and exchange Policies subject to the terms and conditions of this Section 4.11, the Reinsurer shall not issue any insurance contracts under the Company's name. For any Group policy conversion, the Company will pay the Reinsurer sixty-five dollars ($65.00)per $1000 of insurance volume converted.

     4.12 Third-Party Administrators. Unless it obtains the prior written consent of the Company, the Reinsurer shall not use the services of any third-party administrators in connection with the administration and servicing of the Policies.

     4.13 Policy Changes. The Reinsurer shall not make any changes to the Company's policy forms except at the express written direction of the Company or if (a) the changes are required by applicable law, rule or regulation or pursuant to the order of a court or governmental authority or agency and (b) the Reinsurer gives the Company prior notice in writing of the nature of such required changes.


ARTICLE 5
        SECURITY TRUST

        5.1 Establishment of the Security Trust. On the Closing Date, the Reinsurer shall fund an account with a United States financial institution acceptable to the Company (the "Security Trust"), naming the Company as the sole beneficiary thereof, in an amount no less than the Required Balance as of the Closing Date, for the purpose of securing the Reinsurer's obligations to the Company with respect to the Policy Liabilities reinsured hereunder, and the Reinsurer shall maintain the Security Trust for the duration of this agreement, until the parties agree otherwise or upon termination of the trust Agreement governing the Security Trust (the "Reinsurance Trust Agreement")

        5.2 Required Balance. The amount of security provided by the Reinsurer shall be adjusted upon the delivery of the True-Up Accounting and quarterly thereafter so that the aggregate book value of the assets held in the Security Trust as of the date of any Accounting will be no less than the Required Balance as of the same date. The amount by which the aggregate book value of the assets held in the Security Trust exceeds or is less than the Required Balance as of the date of an Accounting shall be set forth in each Accounting prepared in accordance with Article 3. In accordance with the provisions of Section 3.9, and the Reinsurance Trust Agreement, the Reinsurer shall deposit sufficient assets in the Security Trust in order to eliminate any deficit in the amount of the assets held in the Security Trust. Subject to the terms and conditions of
Section 3.9, and the Reinsurance Trust Agreement, the Reinsurer may withdraw any assets held in the Security Trust in excess of the Required Balance.

     5.3 Investment of Trust Assets. At the direction of the Reinsurer, the assets held in the Security Trust shall be held in the form of cash, cash-equivalents or certificates of deposit or shall be invested in commercial mortgage loans (up to 20%), publicly traded bonds with a weighted average Standard and Poor's rating of A or better or preferred stocks with a weighted average Standard and Poor's rating of A or better; (provided, however, that all assets and investments held in the Security Trust shall qualify as Authorized Investments under the terms and conditions of Section 2.03(a) of the Reinsurance Trust Agreement. The form and duration of assets to be held in the Security Trust shall be appropriate in light of the Policy Liabilities.

        5.4 Withdrawals from the Security Trust. Upon default by the Reinsurer in the payment of any amounts due with respect to the Policy Liabilities, the Company may withdraw assets held in the Security Trust as necessary to eliminate the default or to reimburse the Company for any Policy Liabilities paid by the Company. The Company may, however, in its sole discretion, require payment by the Reinsurer of any sum in default and it shall be no defense to any such claim that the Company might have had recourse to the Security Trust. The Company may also withdraw assets held in the Security Trust in the amount of any payment due the Company pursuant to Section 17.2 in connection with the termination of this Agreement and/or the recapture of the business reinsured hereunder. The
Reinsurer may withdraw assets held in the Security Trust in the amount of any payment due the Reinsurer pursuant to Section 17.2. Disputes over withdrawals from the Security Trust will be resolved pursuant to the provisions of Section
14.2. The parties further agree that the assets held in the Security Trust may be withdrawn at any time in accordance with this Article and that the Security Trust may be utilized by the Company or any successor by operation of law, including without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, and such funds may be applied without diminution because of the insolvency of the Company or the Reinsurer.

        ARTICLE 6
        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants that:

        6.1 Organization and Standing. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Kansas and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. The Company is also duly licensed in each state in which it does business, and it has received no notice of, or has any knowledge of, any fact or condition that may result in the revocation, suspension, limitation, cancellation, condition, or non-renewal of any of its licenses.

        6.2 Authorization and Validity. The Company has all requisite power, authority and legal right necessary to enter into this Agreement and to perform all of its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, have been duly authorized, and, assuming the duly authorized execution and delivery of this Agreement by the Reinsurer, this Agreement is the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; provided, however, that the enforceability of the rights and remedies provided in this Agreement against the Company is subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors' rights and to general principles of equity.

     6.3 Title to Any Consideration Other Than Cash. The Company will be at the time of transfer the owner of any assets it will transfer to the Reinsurer pursuant to this Agreement and will have good and marketable title thereto, free of any circumstances of any nature whatsoever.

        6.4 Litigation. The Company represents and warrants as of the execution of this Agreement that, except as disclosed in Schedule 6.4, it is not aware of any suit, action, or legal administrative, arbitration, or other proceeding, pending or threatened, against it which relates to or arises out of the Policies. At the Closing Date, the Company shall provide to Reinsurer an updated
Schedule 6.4. In the event of a material change in Schedule 6.4 between the signing of this agreement and the Closing Date, the Reinsurer shall have the option of rescinding this agreement, unless the Company elects to retain such liability.


     6.5 Complete and Accurate Disclose. To the best of the knowledge of the Company's Officers, no representation or warranty by the Company in the Agreement or in any written statement or document furnished or to be furnished to the Reinsurer in connection with the transaction contemplated hereunder contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the representation, warranty, statement, or document not misleading.

     6.6 Information Provided to Ernst & Young. To the best of the knowledge of the Company's Officers, all information provided by the Company to Ernst & Young in connection with the valuation of the transactions contemplated hereunder, whether financial, actuarial, or otherwise, is complete and accurate.

     6.7 Third Party Reinsurance. The Third-Party Reinsurance listed in Schedule
1.24 is in place and not in default, and the Company will use its best efforts to effect the transfer of such reinsurance to the Reinsurer.

ARTICLE 7
        REPRESENTATIONS AND WARRANTIES OF THE REINSURER

        The Reinsurer represents and warrants that:

        7.1 Organization and Standing. The Reinsurer is duly incorporated, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. The Reinsurer is also duly licensed in each state in which it does business, and it has received no notice of, or has any knowledge of, any fact or condition that may result in the revocation, suspension, limitation, cancellation, condition, or non-renewal of any of its licenses.

        7.2 Authorization and Validity. The Reinsurer has all requisite power, authority and legal right necessary to enter into this Agreement and to perform all of its obligations hereunder. The execution and delivery by the Reinsurer of this Agreement and the performance by the Reinsurer of its obligations hereunder, have been duly authorized, and, assuming the duly authorized execution and delivery of this Agreement by the Company, this Agreement is the valid and binding agreement of the Reinsurer, enforceable against the Reinsurer in accordance with its terms; provided, however, that the enforceability of the rights and remedies provided in this Agreement against the Reinsurer is subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors' rights and to general principles of equity.

     7.3 Performance Under Selling Agreements. Reinsurer will perform all of the obligations of the Company under the Selling Agreements which includes the continued payment of services fees relating to the Policies in accordance with contracts governing payment of such service fees.

ARTICLE 8
RECORDS

        8.1 Records. Prior to the Service Transfer Date, the Company shall deliver to the Reinsurer all reports, records, underwriting files, claim files and information in any form relating to the Policies, all such reports, records, underwriting files, claim files and information together with all reports, records, files and information created and maintained by the Reinsurer in the course of administering the Policies is hereinafter referred to collectively as the "Records." All right, title and interest in all Records shall be vested in the Reinsurer on and after the Service Transfer Date, provided, however, that all right, title and interest in the Records shall automatically revert to the Company upon the effective date of any recapture of the business reinsured hereunder. Except as otherwise provided herein, the Reinsurer shall maintain possession and control of such Records during the remaining term of the Agreement; provided, however, that the Reinsurer (a) shall maintain the Records in a manner consistent with regulatory and reporting requirements and good business practices, (b) shall provide the Company access to, assistance with, and at the Company's expense, copies of, all such Records necessary to permit the Company to respond to or comply with any requests for information by governmental authorities, insurance regulatory bodies, financial auditors or tax auditors or to defend lawsuits or for any other valid business purpose, and (c) shall retain all Records until such time as the Company gives written permission for their destruction or seven (7) years after the expiration of all Policy Liabilities, whichever is earlier; provided, however, that under no circumstances shall the Reinsurer destroy any Records that must be maintained pursuant to applicable law, rule or regulation. The Reinsurer shall promptly return copies of all Records to the Company in the event that the Company recaptures the business reinsured hereunder pursuant to Article XVI.

     8.2 Audits. Upon fifteen (15) business days' prior notice, the Company shall have the right, at its own expense, to audit the Records and all procedures relating to the Policies.

     8.3 Mailing Lists. From time to time, the Company may request the Reinsurer to supply it with a current list of the names and addresses of all Policyholders, and the Reinsurer shall provide the Company with such lists in a format usable by the Company and at no cost to the Company. Use of the mailing lists provided to the Company pursuant to this Section 8.3 shall be limited to mailings which the Company is required to make by contract or under law or regulation to policyholders of the
Policies.

ARTICLE 9
OVERSIGHTS, ERRORS AND OMISSIONS

        Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 10
CONDITION PRECEDENT

        This Agreement shall not become effective unless and until (a) all state insurance regulatory authorities whose approval is required shall have approved this Agreement in writing and (b) all applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.
ARTICLE 11 DUTY OF COOPERATION

        Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

ARTICLE 12
DAC TAX

        12.1 Reimbursement Payments. The Reinsurer shall pay the Company an amount equal to any additional federal or state taxes paid by the Company, and the Company shall pay the Reinsurer any federal or state tax savings realized by the Company, due to the fact that the Company must capitalize specified policy acquisition expenses and amortize those expenses under Section 848 of the Internal Revenue Code. This amount shall include a gross-up so that the cost of any additional federal or state taxes paid by the Company (or the benefit of any federal or state tax savings realized by the Company), after taking into account the gross-up, shall be as close to zero as reasonably possible.

     12.2 Procedures. In accordance with Section 1.848-2(g)(8) of the Income Tax Regulations, the Company and the Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1)of the Code.
     (a) As used herein, the term "party" means the Company or the Reinsurer, as appropriate.

     (b) Other terms used herein shall have the meanings set forth in the regulations under Section 848 of the Code.

     (c) The party with net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

     (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

     (e) The Reinsurer shall submit a schedule to the Company by March 1 of each year of its calculation of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an authorized representative of the Reinsurer stating that the Reinsurer shall report such net consideration in its federal income tax return for the preceding taxable year.

     (f) The Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within thirty (30) days after the date on which the Company receives the Reinsurer's calculation. If the Company does not so notify the Reinsurer, the Company shall report the net consideration under this Agreement as determined by the Reinsurer in the Company's federal income tax return for the preceding taxable year.

        (g) If the Company contests the Reinsurer's calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) days after the date on which the Company submits its alternative calculation. If the Reinsurer and the Company reach agreement as to the amount of net consideration under this Agreement, each party shall report such amount on its federal income tax return for the preceding taxable year.

     (h) This election shall be effective for 1997 and for all subsequent taxable years for which this Agreement remains in effect.

     (i) Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Section 1.848-2(g)(8) of the Income Tax Regulations.

ARTICLE 13
INDEMNIFICATION

        13.1 Indemnification by the Company. From and after the Effective Date, the Company shall reimburse the Reinsurer for, and shall indemnify and hold the Reinsurer harmless and defend the Reinsurer from and against, all costs and expenses (including interest, penalties, reasonable attorneys', accountants' and actuaries' fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, losses, deficiencies, liabilities, obligations, claims and judgments ("Loss" or "Losses") sustained or incurred by, or asserted against, the Reinsurer which arise out of (a) the Company's material breach of any representation or warranty under this Agreement, (b) any breach or nonfulfillment by the Company of, or any failure by the Company to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement and (c) any enforcement of this indemnity.

        13.2 Indemnification by the Reinsurer. From and after the Effective Date, the Reinsurer shall reimburse the Company for, and shall indemnify and hold the Company harmless and defend the Company from and against all Losses sustained or incurred by, or asserted against, the Company which arise out of
(a) the Reinsurer's material breach of any representation or warranty under this Agreement, (b) any breach or nonfulfillment by the Reinsurer of, or any failure by the Reinsurer to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement, (c) the Policy Liabilities, and (d) any enforcement of this indemnity.

        13.3 Notice of Claim. As soon as reasonably possible, but in no event subsequent to thirty (30) calendar days after receipt by an indemnified party hereunder of written notice of any demand, claim or circumstances which, upon the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a "Claim") that may result in a Loss, such indemnified party shall give notice thereof ("Claims Notice") to the indemnifying party. The Claims Notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party. The failure of the indemnified party to give the Claims Notice within the time provided for herein shall not affect the indemnifying party's obligation under this Article 13, except if, and then only to the extent that, such failure materially prejudices the indemnifying party or its ability to defend such Claim.

        13.4 Opportunity to Defend. Within thirty (30) calendar days of receipt of any Claims Notice given pursuant to Section 13.3, the indemnifying party shall notify the indemnified party in writing of the acceptance of or objection to the Claim and whether the indemnifying party will indemnify the indemnified party and defend the same at the expense of the indemnifying party with counsel selected by the indemnifying party (who shall be approved in writing by the indemnified party, such approval not to be unreasonably withheld); provided, however, that the indemnified party shall at all times have the right to engage its own counsel and fully participate in the defense of the Claim at its own expense or, as provided hereinbelow, at the expense of the indemnifying party. Failure by the indemnifying party to object in writing within such thirty (30) day period shall be deemed to be acceptance of the Claim by the indemnifying party. In the event that the indemnifying part objects to a Claim within said thirty (30) calendar days or does not object but fails to defend the Claim, the indemnified party shall have the right, but not the obligation, to undertake the defense, and to compromise and/or settle (in the exercise of reasonable business judgment) the Claim, all at the risk and expense (including, without limitation, reasonable attorneys' fees and expense) of the indemnifying party. Except as provided in the preceding sentence, the indemnified party shall not compromise and/or settle any Claim without the prior written consent of the indemnifying party. If the Claim is one that cannot by its nature be defended solely by the indemnifying party, the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request; provided, however, that any associated expense shall be paid by the indemnifying party.

ARTICLE 14
DISPUTE RESOLUTION

        14.1 Any Other Disputes over Calculations. Any dispute between the parties with respect to the calculation of amounts which are to be calculated, reported, or which may be audited pursuant to this Agreement, which cannot be resolved by the parties within sixty (60) calendar days, shall be referred to an independent certified public accounting firm mutually agreed by the parties. The decision made by such firm with respect to the dispute referred to it shall be final and binding on the parties. The Company and the Reinsurer shall each bear fifty percent (50%) of the fees charged by the accounting firm to resolve the dispute.

        14.2 Arbitration.  Other than disputes subject to resolution pursuant to
Section 14.1, any dispute arising out of the interpretation, performance or breach of this Agreement or the Reinsurance Trust Agreement, or the propriety of any action taken by either party pursuant to this Agreement or the Reinsurance Trust Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of two arbitrators and an umpire. If a trustee, receiver, rehabilitator, liquidator or conservator (including any insurance regulatory agency or authority acting in such a capacity) is appointed for either the Reinsurer or the Company, the parties shall continue to be obligated to resolve any claim, dispute or cause of action subject to this Section 14.2 by arbitration. With respect to a dispute subject to this Section 14.2 compliance with this Section shall be a condition precedent to any right of action in any court. Notices requesting arbitration and the appointment of an arbitrator will be in writing as provided in Section 18.2.

     The party to which the notice is sent shall respond thereto in writing within thirty (30) calendar days of its receipt of such notice. In such response, the party shall also assert any claim, defense and other dispute it may have against the party initiating arbitration, and which arises out of or relates in any way to this Agreement. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial umpire who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) calendar days after being requested in writing to do so, the requesting party may appoint the second arbitrator if after ten (10) calendar days' notice in writing to the other party of its intention to do so, the other party fails to appoint an arbitrator.

     If the two  arbitrators  are unable to agree upon the umpire  within thirty
(30) calendar days of their appointment, the selection of the umpire shall be made by the United States District Court for the District of Kansas or, if that court lacks jurisdiction, the Circuit Court of Shawnee County, Kansas. The judicial selection process shall commence with each arbitrator simultaneously identifying three candidates for umpire. The list of six individuals, three named by each arbitrator, shall be submitted to the court accompanied by a written statement of the reasons supporting the arbitrators' nominations and his or her objections, if any, to the nominations by the other arbitrator.

        The arbitrators and the umpire shall be disinterested active or former executive officers of life insurance or reinsurance companies.

        Within thirty (30) calendar days after notice of appointment of the panel, they shall meet and determine discovery procedures and schedules for briefs and hearings.

     The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitration shall take place in Topeka, Kansas, unless the panel decides the venue has to be changed in whole or in part for good cause shown.

     The panel shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Insofar as the panel looks to substantive law, it shall consider the law of the State of Kansas. The decision of any two members of the panel, when rendered in writing, shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate. The arbitrators shall have the power to grant equitable or injunctive relief, as well as money damages and interest. Judgment upon the award may be entered in the United States District Court for the District of Kansas or, if that court lacks jurisdiction, in the Circuit Court for Shawnee County, Kansas.

     Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the umpire. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including, but not limited to, attorneys' fees, to the extent permitted by law.

ARTICLE 15
INSOLVENCY

        In the event of the insolvency of the Company, all coinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Policies without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on a Policy within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE 16
DURATION AND RECAPTURE

        16.1 Duration. Except as otherwise provided herein, this Agreement is unlimited in duration.

        16.2 Reinsurer's Liability. The liability of the Reinsurer under this Agreement with respect to any Policy will begin simultaneously with that of the Company, but not prior to the Effective Date. The Reinsurer's liability with respect to any Policy will terminate on the earliest of: (a) the date such Policy is recaptured in accordance with Section 16.6; (b) the date the Company's liability on such Policy is terminated in accordance with its terms; and (c) the date this Agreement is terminated pursuant to Section 16.3. Termination of the Reinsurer's liability under clauses (a), (b) and (c) herein is subject to the Company's actual receipt of payments which discharge such liability in full in accordance with the provisions of this Agreement. In no event shall the interpretation of this Section 16.2 imply a unilateral right of the Reinsurer to terminate this Agreement.

     16.3 Termination for Nonpayment of Amounts Due. If the Company refuses to pay any amounts due the Reinsurer pursuant to this Agreement within sixty (60) calendar days after the date such payment is due, or after 30 calendar days following an arbitration award if later, the Reinsurer may terminate this Agreement, subject to thirty (30) calendar days' prior written notice to the Company. If the Reinsurer refuses to pay any amount due the Company pursuant to this Agreement within sixty (60) calendar days after the date such payment is due, or after 30 calendar days following an arbitration award if later, the Company may terminate this Agreement, subject to thirty (30) calendar days' prior written notice to the Reinsurer. Upon termination of the Agreement pursuant to this Section 16.3, the Company shall recapture all business reinsured hereunder.

     16.4 Recapture. Policies shall be eligible for recapture, at the sole election of the Company, as provided below:

     (a) Pursuant to mutual agreement in writing by the Company and the Reinsurer; or

     (b) Upon the filing of any petition for insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Reinsurer or its statutory representative; or

(c) Should the Reinsurer fail to maintain a ratio of (a) to (b) of at least two hundred percent (200%) where (a) is Total Adjusted Capital as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed from time to time by the National Association of Insurance Commissioners ("NAIC") with respect thereto and (b) is the Authorized Control Level RBC as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto.

     If the Company elects to recapture, then the Company must recapture all of the Policies that are eligible for recapture. In no event may the Company recapture anything other than one hundred percent (100%) of all Policies that are eligible for recapture.

     16.5 RBC Calculations. Each of the parties hereto shall provide the other party with a calculation of the party's Total Adjusted Capital and Authorized Control Level RBC as of the end of each calendar quarter within twenty (20) calendar days of the end of such quarter. Each party shall have the right, at its own expense, to audit the other party's books and records to confirm the calculations provided.

     16.6 Exercise of Recapture Rights. Any recapture effected or authorized hereby shall not be deemed to have been consummated until (a) termination of the Agreement pursuant to Section 16.3 or (b) the Company has given written notice of recapture to the Reinsurer specifying the fact of recapture, the effective date of the recapture and the grounds for recapture. On or before the effective date of recapture, the Reinsurer shall return all Records to the Company. Following the consummation of any recapture of business reinsured hereunder pursuant to this Section 16.6, no additional premiums or business shall be ceded by the Company to the Reinsurer. In the event of recapture by the Company, Reinsurer will be entitled to withhold a recapture fee, as set out in Schedule
16.6 to this Agreement.

     16.7 Survival. The terms and conditions of the following Sections and Articles shall remain in full force and effect after the Termination Date:
Sections 3.11, 3.12, 4.8 and 5.4 and Articles 8 and 11 through 18, inclusive.

ARTICLE 17
PAYMENT UPON TERMINATION OR RECAPTURE

        17.1 Terminal Accounting. In the event that this Agreement is terminated and/or the reinsured business is recaptured pursuant to Article 16, the Reinsurer shall provide the Company with a Terminal Accounting, no later than the Termination Date or any other date mutually agreed to in writing. The Terminal Accounting shall provide for the payment to the Company of an amount equal to the amount of the Reserves (if any) as of the date immediately prior to the date of the Terminal Accounting, net of reinsurance under the Third-Party Reinsurance Agreements, and less the recapture fee specified in Schedule 16.6.

        17.2 Settlement of Accounts. If the Terminal Accounting shows a balance due the Company, the Reinsurer shall make a cash payment to the Company in the amount (if any) of the difference between such balance and the amount of assets available for withdrawal by the Company from the Security Trust. If the Terminal Accounting shows a balance due the Reinsurer, the Company shall make a cash payment to the Reinsurer in the amount (if any) of the difference between such balance and the amount of the assets available for withdrawal by the Reinsurer from the Security Trust. If any assets remain in the Security Trust after all payments required pursuant to this Section 17.2 have been made, such remaining assets shall be delivered to the Reinsurer, subject to the terms and conditions of Section 5.4 and the Reinsurance Trust Agreement.

     17.3 Supplementary Accounting and Settlement. In the event that subsequent data or calculations require revision of the Terminal Accounting, the required revision and any appropriate payments shall be made in cash by the parties five
(5) business days after the parties mutually agree as to the appropriate revision.

ARTICLE 18
MISCELLANEOUS

     18.1 Financial Statement Credit. Should the laws or regulations of any jurisdiction applicable to the Company prevent the Company from taking financial statement credit for the liabilities reinsured by the Reinsurer based on the terms and conditions of this Agreement and the Reinsurance Trust Agreement, the Reinsurer shall take such measures as may be necessary to enable the Company to obtain such credit.

        18.2 Admitted Assets: Should the Reinsurer be informed in writing by the insurance regulatory authority of its domiciliary jurisdiction that the Reinsurer may not treat the assets supporting the Policy Reserves as admitted assets because of the existence of the Security Trust or any provision of the Security Trust, Reinsurer will use its best efforts to promptly take measures acceptable to the Company as may be necessary to enable the Reinsurer to treat the assets supporting the Policy Reserves as admitted assets, and the Company will use reasonable efforts to assist the Reinsurer in obtaining favorable treatment of the assets supporting the Policy Reserves as admitted assets. If the Reinsurer is unable to find and take such measures acceptable to the Company, then the Reinsurer may substitute collateral in the form of a letter of credit in place of the Security Trust and thereafter terminate the Security Trust. The letter of credit shall be a clean, irrevocable and unconditional letter of credit in favor of the Company, issued in a form acceptable to the Company, in an amount at least equal to the Required Balance, and shall be issued or confirmed by a bank that is a member of the Federal Reserve System. The amount of the letter of credit may be adjusted at the same times and in the same manner as provided for in Sections 5.2 and 3.9 for adjustment of the balance of the Security Trust. The Company and Reinsurer agree that the letter of credit delivered hereunder may be drawn upon by the Company or the Reinsurer, as the case may be, only for the reasons and upon the same conditions as provided for in Section 5.4 for permitted withdrawals from the Security Trust. In the event that the letter of credit is substituted for the Security Trust as provided for in this Section, then upon a Terminal Accounting the reference to the Security Trust in Section 17.2 shall be deemed to refer to the letter of credit.

     18.3 Notices. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) mailed by United States registered or certified mail, return receipt requested, (b) mailed by overnight express mail, (c) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (d) delivered in person to the parties at the following addresses:


If to the Company, to:

        Security Benefit Life Insurance Company
        700 SW Harrison Street
        Topeka, KS 66636-0001
        Attention: General Counsel
        Fax No.: (785) 431-3080

        With a copy (which shall not constitute notice) to:

        Security Benefit Life Insurance Company
        700 SW Harrison Street
        Topeka, KS 66636-0001
        Attention: Chief Financial Officer
        Fax No.: (785) 431-3223

        If to the Reinsurer, to:

        Kansas City Life Insurance Company
        P.O. Box 419139
        Kansas City, MO 64141-6139
        Attention:  General Counsel
        Fax:  (816) 931-4699

With a copy (which shall not constitute notice) to:

        Kansas City Life Insurance Company
        P.O. Box 419139
        Kansas City, MO 64141-6139
        Attention: Chief Actuary
        Fax:  (816) 561-2063

Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this
Section 18.2.

        18.4 Confidentiality. Each of the parties shall maintain the confidentiality of all information related to the Policies, other than the names and addresses of policyholders of the Policies, provided to it in connection with this Agreement and shall not disclose such information to any third parties without prior written consent of the other party, except as may be required by regulatory authorities, or pursuant to legal process. Reinsurer may use information relating to the policyholders of the Policies as it may see fit, in its discretion. The Company shall not make use of any list of policyholders of the Policies except to effect mailings which are required to be made by the Company by contract or by law or regulation.

     18.5 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement, including the Schedules and Exhibits attached hereto, contains the sole and entire agreement between the parties with respect to the subject matter hereof.

     18.6 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Company and the Reinsurer, respectively.

     18.7 No Third Party Beneficiaries. This Agreement constitutes an indemnity reinsurance agreement solely between the Company and the Reinsurer, and is intended solely for the benefit of the parties hereto and their permitted successors and assigns, and it is not the intention of the parties to confer any rights as a third-party beneficiary to this Agreement upon any other Person.

     18.8 Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party.

     18.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to its conflicts of law doctrine.

     18.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        18.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     18.12 Schedules, Exhibits and Paragraph Headings. Schedules and Exhibits attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

     18.13 Expenses. Except as explicitly provided to the contrary herein, each party shall be solely responsible for all expenses it incurs in connection with this Agreement or in consummating the transactions contemplated hereby or performing the obligations imposed hereby, including, without limitation, the cost of its attorneys, accountants and other professional advisors.

     18.14 Use of Name. Except as necessary to perform its obligations hereunder. neither party shall use the name, trademark, service mark, logo or identification of the other party without the other party's prior written consent.

        18.15 Preservation of Business. During the five (5) year period beginning on the Closing Date and ending on the fifth anniversary thereof, neither the Company its Affiliates nor their respective directors, officers, employees, agents, representatives, successors or assigns shall replace, or attempt to replace, any Policy with any life insurance policy or other insurance policy or contract issued by any insurance provider other than the Reinsurer; provided, however, that nothing in this Section 18.14 or any other provision of this Agreement shall be construed as a prohibition against, or a restriction or limitation upon the marketing of any annuity contract or product to any Policyholder or to any insured or beneficiary under a Policy by the Company, any of its Affiliates or their respective directors, officers, employees, agents, representatives, successors or assigns, so long as any such sale does not replace any Policy, and further provided that no such sale shall result from use by the Company of information relating to policyholders of the Policies which is prohibited by Section 18.4.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective this 4th day of September, 1997.




SECURITY BENEFIT LIFE INSURANCE COMPANY

/s/ D. J. Schepker
By:


Senior Vice President and CFO
Title:


KANSAS CITY LIFE INSURANCE COMPANY


/s/Richard L. Finn
By:


Senior Vice President, Finance
Title:



Schedule 1.14
IDENTIFICATION OF POLICIES

Schedule 1.15
        BY-LAW PROVISIONS REGARDING FRATERNAL CERTIFICATES

Article VII - Fraternal Certificates.

1. The gross premium payable with respect to each fraternal certificate issued by the corporation shall be the sum designated prior to transformation of the corporation from a fraternal benefit society to a mutual life insurance company as home office premium plus a collection charge equal to the sum paid prior to such transformation as subordinate council dues or collection fee. Provided, however, that the annual collection charge payable with respect to each fraternal certificate shall not in any case exceed $2.40.

     2. The gross premium for each fraternal certificate shall become due and payable, without notice, on the first day of the calendar month following the period for which prior payment has been made. The first calendar month following the period for which payment has been made shall be allowed as a grace period during which the certificate shall remain in full force and effect. If the gross premium for any certificate is not paid when due or within the grace period, such certificate shall be in default and all rights and benefits thereunder shall be forfeited, without notice, except as may other-wise be provided by the terms of such certificate.

     3. Every fraternal certificate which shall become in default on account of nonpayment of gross premiums may be reinstated at any time within sixty days after the date of such default by payment in full of the gross premiums in arrears, provided the insured under such certificate is in sound mental and physical condition on the date of such payment. Any payment of gross premiums made for the purpose of effecting reinstatement under the provisions of this section shall constitute a representation by the insured making such payment that he or she is in sound mental and physical condition; and the receipt and retention of such payment shall not effect reinstatement of the certificate if the insured is not in sound mental and physical condition.

          4. Every fraternal certificate which shall become in default on account of nonpayment of gross premiums, and which shall not have been reinstate within sixty days after the date of such default, may be reinstated only in accordance with and as permitted by the rules and regulations for reinstatement prescribed by and the board of directors.

          5. Any person or corporation may be appointed as a beneficiary in a fraternal certificate, except as eligibility with respect to beneficiaries may be restricted by the laws of the state in which the certificate was first delivered to the insured.

6. The owner of a fraternal certificate in force may at any time change the beneficiary by filing a satisfactory written notice therefor with the company at its home office. The fraternal certificate need not be presented for endorsement except upon written request of the company. A change of beneficiary shall not be effective until it has been recorded by the company at its home office. After such recordation, the change shall relate back to and take effect as of the date the owner signed said written request, whether or not the insured be living at the time of such recordation, but without prejudice to the company on account of any payment made by it before receipt of such written request at its home office. If there be more than one beneficiary, the interest of any deceased beneficiary shall pass to the survivor or survivors, unless otherwise directed by the owners and recorded at the home office. If no designated beneficiary survives the insured, the amount payable under the certificate shall be paid in a lump sum to the executors or administrators of the insured.

          7. Whenever the age of an insured in a fraternal certificate has been understated in his or her application for insurance,, and the correct age was within the age limits of the corporation, the amount of the death benefit payable under such certificate shall be such as the premiums paid would have purchased at the correct age according to the corporation's premium rates in force on the issue date of the certificate. If the correct age of the insured was not within the age limits of the corporation, the liability of the corporation under his or her certificate shall be the premiums paid thereon. If the age has been overstated in the application, no additional amount of insurance or other values shall be granted on account of any excess premium paid, but such excess premium shall be returned without interest.

          8. That part of the gross premium designated prior to transformation of the corporation as home office premium shall, with respect to fraternal certificates issued on the pure assessment plan, be payable in accordance with the following premium table:


PREMIUMS PER $1,000 OF INSURANCE


Age



16       $1.15     $13.25     49  $3.25     $37.45
17        1.20      13.50     50   3.40      39.25
18        1.20      13.80     51   3.60      41.10
19        1.20      14.10     52   3.75      43.10
20        1.25      14.40     53   3.95      45.30
21        1.30      14.75     54   4.15      47.55
22        1.30      15.10     55   4.35      50.00
23        1.35      15.45     56   4.60      52.65
24        1.40      15.80     57   4.85      55.45
25        1.40      16.20     58   5.10      58.45
26        1.45      16.65     59   5.40      61.65
27        1.50      17.10     60   5.70      65.05
28        1.50      17.55     61   6.00      67.25
29        1.55      18.05     62   6.40      71.10
30        1.60      18.55     63   6.80      75.30
31        1.65      19.10     64   7.20      79.85
32        1.70      19.70     65   7.65      84.70
33        1.75      20.30     66   8.15      89.95
34        1.80      20.95     67   8.65      95.60
35        1.90      21.65     68   9.25     101.70
36        1.95      22.40     69   9.85     108.30
37        2.00      23.15     70   10.55    115.45
38        2.10      24.00     71   11.30    123.15
39        2.15      24.85     72   12.15    131.55
40        2.25      25.80     73   13.00    140.60
41        2.30      26.80     74   14.00    150.50
42        2.40      27.85     75   15.10    161.20
43        2.50      28.95     76   16.25    172.85
44        2.60      30.15     77   17.55    185.55
45        2.70      31.45     78   19.00    199.35
46        2.85      32.80     79   20.60    214.45
47        2.95      34.25     80 and over22.35    230.90
48        3.10      35.90



          The premium rates as stated in said table shall be based upon the attained age nearest birthday of the insured as of July 1, 1935. Each insured under a pure assessment fraternal certificate shall, after premiums in accordance with the above table have been paid for three full years, be entitled to the nonforfeiture options of extended term insurance, paid up insurance or certificate loans to the extent of the tabular reserve to the credit of such certificate.

9. Any insured under a pure assessment fraternal certificate may, in lieu of making premium payments in accordance with the premium table specified in the preceding section, elect to continue to make monthly payments upon his certificate at the rate paid for the month of January, 1935. In the event of such election, the certificate upon which such payment is made shall automatically be reduced to such face amount of whole life insurance (with the reserve thereon computed according to the American Experience Table of Mortality with an interest assumption of 4%), as the payment actually made would purchase at the rates specified in said premium table for the attained age nearest birthday of the insured as of July 1, 1935. The payment by any insured for the month of July, 1935, and subsequent months at the rate paid by such insured for the month of January, 1935, shall be considered an election by such insured to reduce the amount of his certificate and continue the same in force for such reduced face amount. Each insured who elects to continue to make monthly payments upon his certificate at the rate paid for the month of January, 1935 shall, after such payments have been made for three full years, be entitled to the nonforfeiture options of extended term insurance, paid up insurance or certificate loans to the extent of the tabular reserve to the credit of such certificate.

10. Every fraternal certificate issued prior to January 1, 1938, which contains nonforfeiture provisions is, with respect to such provisions, hereby amended as follows:

        In the event the owner does not within sixty days after the due date of any premium in default elect in writing any of the other available nonforfeiture options, the insurance will be automatically be continued in force as nonparticipating extended term insurance in accordance with the extended term insurance provision of the certificate: Provided, however, that the insurance under a certificate which does not contain an extended term insurance provision will be automatically continued in force as nonparticipating paid up insurance in accordance with the paid up insurance provision of the certificate.

11. The owner of each fraternal certificate in good standing prior to the transformation of the corporation from a fraternal benefit society to a mutual life insurance company shall have the right after such transformation to transfer the insurance evidenced by such certificate to the mutual life plan in the manner provided by law. The company shall not have the right to levy an assessment against the owner of such transferred insurance or impose a lien against the reserve standing to the credit thereof.

12. The right and power heretofore existing in the corporation to levy an assessment in addition to the gross premiums payable with respect to each fraternal certificate is hereby irrevocably waived.

13. The term "fraternal certificate", wherever the same appears in these bylaws, shall mean and apply to all beneficiary certificates issued by the corporation prior to its transformation from a fraternal benefit society to a mutual life insurance company.




Schedule 1.23

THIRD-PARTY REINSURANCE AGREEMENTS

Name of                                SBL Co # or    Effective      Reins Type
Reinsurer                              Reinsurer #    Date
Reinsurer


American Home Life Insurance(KS Bar)         102       6/1/56         CO/I

American United Life Insurance               168       9/1/82         YRT/I

Business Men's Assurance                     106       5/15/61        YRT/I

Connecticut General Life Insurance           100       6/1/86         YRT/I

Connecticut General Life                     113       5/1/85         YRT/I

Connecticut General Life Insurance           166       6/1/86         YRT/I

Globe Life & Accident(KS Bar)                110       6/1/56         CO/I

Integrated Resources                         189       7/1/86         YRT/I

Kansas City Life (KS Bar)                    138       6/1/56         CO/I

Kansas Farm Bureau (KS Bar)                  122       6/1/56         CO/I

Life Investors Insurance Company             143       11/1/65        CO/I

Life Reassurance (General Reassurance)       45        1/1/82         YRT/I

Life Reassurance (General Reassurance)       46        1/1/82         YRT/I

Life Reassurance (General Reassurance)       47        1/1/82         YRT/I

Life Reassurance (General Reassurance)       48        1/1/82         YRT/I

Life Reassurance (General Reassurance)       50        2/1/84         YRT/I

Life Reassurance (General Reassurance)       51        2/1/84         YRT/I

Life Reassurance (General Reassurance)       52        2/1/84         YRT/I

Life Reassurance (General Reassurance)       55        1/1/82         YRT/I

Life Reassurance (General Reassurance)       59        1/1/82         YRT/I

Life Reassurance (General Reassurance)       61        2/1/84         YRT/I

Life Reassurance (General Reassurance)       62        2/1/84         YRT/I

Life Reassurance (General Reassurance)       115       8/1/85         YRT/I

Life Reassurance (General Reassurance)       162       6/1/86         YRT/I

Lincoln National Life Insurance              20        1/1/81         OTH/G

Lincoln National Life Insurance              21        10/1/80        YRT/I

Lincoln National Life Insurance              22        10/1/80        YRT/I

Lincoln National Life Insurance              23        10/1/80        YRT/I

Lincoln National Life Insurance              24        10/1/80        YRT/I

Lincoln National Life Insurance              29        11/1/86        YRT/I

Lincoln National Life Insurance              30        10/1/80        YRT/I

Lincoln National Life Insurance              114       12/28/84       YRT/I

Lincoln National Life Insurance              128       4/22/53        YRT/I

Lincoln National Life Insurance              171       4/22/53        YRT/I

Metropolitan Life Insurance Company          134       1/1/55         YRT/I

Prudential Life Insurance                    141       9/25/65        YRT/I

Security Life of Denver                      11        8/1/82         YRT/I

Security Life of Denver                      13        1/1/84         YRT/I

Security Life of Denver                      14        5/1/84         YRT/I

Security Life of Denver                      16        5/1/94         YRT/I

Special Pooled Risk Administrators           101       4/23/73        YRT/I

Swiss Re Life & Health America Inc.            2       1/1/92         YRT/I

Swiss Re Life & Health America Inc.            3       1/1/92         YRT/I

Transamerica Occidental                        1       7/1/87         CO/I

Transamerica Occidental                      137       8/1/82         YRT/I

Transamerica Occidental                      195       11/1/71        YRT/I

Victory Life Insurance(KS Bar)               150       6/1/56         CO/I



        Schedule 1.23



Schedule 3.1

FORM OF EFFECTIVE DATE ACCOUNTING

Schedule 3.7

INTERIM MONTHLY ACCOUNTING


Required Balance of the Security Trust

Exhibit 8 Reserve Summary

Exhibit 10 Reserve Summary

Premiums

Preliminary Premium Tax Calculation (Section 3.14)

Gross and Net Due and Deferred Premiums

Advance Premiums

Cost of Collection Liability

Change in Policy Loans

Change in Agent Debit Balances

Claims Paid

Commissions Paid

Surrenders Paid

Insurance Inforce Exhibit



Schedule 3.8

QUARTERLY ACCOUNTING


Required Balance of the Security Trust

Risk-Based Capital Calculation

Exhibit 8 Reserve Summary

Exhibit 10 Reserve Summary

Premiums By State

Preliminary Premium Tax Calculation (Section 3.14)

Gross and Net Due and Deferred Premiums

Advance Premiums

Cost of Collection Liability

Policy Loans

Claims Paid

Commissions Paid

Surrenders Paid

Insurance Inforce Exhibit

Additional Information At Year End:

Claims Paid by State
Surrenders Paid by State
Insurance Exhibit by State (number of policies and face amount) Exhibit 8 Reserves by Valuation Basis Applicable Exhibit 7 and Exhibit 10 Information




Schedule 4.11

CONVERSION PLANS


The following plans will remain available for conversion purposes:

Security 25/10

Security UL

Flex10 (used only for flex 10 conversion) DT to 100 (used only for Flex 10 conversions)





Schedule 6.4

DISCLOSURE OF LITIGATION AND COMPLAINTS

Schedule 16.6

RECAPTURE FEE

          The recapture fee will be based on the same methodology and assumptions as the Actuarial Appraisal of Traditional and Interest Sensitive Life Insurance Business As of March 31, 1997 dated May 1997. The Recapture Fee will be determined using the discount rate implicit in the Ceding Commission set forth in Section 1.4 of this Coinsurance Agreement. The Recapture Fee will be the amount calculated as described above less $1,500,000.